EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-44798) of Human Genome Sciences, Inc. of our report dated March 28, 2008 relating to the financial statements of the Human Genome Sciences, Inc. Employee Stock Purchase Plan for the plan years ended December 31, 2007 and 2006, which appears in this Form 11-K.

/s/ Reznick Group, P.C.

Baltimore, Maryland
March 28, 2008